Exhibit 99.1

Archer Daniels Midland Company 4666 Faries Parkway Decatur, Ill. 62526

ADM and GrainCorp Sign Takeover Bid Implementation Deed

SYDNEY, April 26, 2013—Archer Daniels Midland Company (NYSE: ADM) announced today that it has signed a takeover bid implementation deed with GrainCorp Limited (ASX: GNC) and begun due diligence on GrainCorp. Subject to the satisfactory completion of this due diligence, ADM has agreed to make a cash offer, which would be unanimously recommended by the GrainCorp board, to acquire the company for A$12.20 per share (the “potential offer”). Under the terms of the bid implementation deed, GrainCorp will pay to its shareholders dividends out of current and retained earnings of the business prior to the transaction close.

“We are pleased to have reached agreement with GrainCorp to conduct due diligence and, subject to that due diligence, put a recommended offer before GrainCorp’s shareholders,” said ADM Chairman and CEO Patricia Woertz. “We anticipate that the offer will be cash accretive in the first full year and will meet our key financial objectives.

“GrainCorp is a leader in the Australian agribusiness sector. Should the offer proceed, the addition of GrainCorp to our global network would fit our strategy and help to further connect Australia’s growers with growing global demand for crops and food, particularly in Asia and the Middle East. ADM and GrainCorp have complementary geographies with little overlap and highly compatible cultures. We look forward to working with the GrainCorp team and Australian growers to build on their history of success.”

The agreement permits ADM to undertake due diligence on GrainCorp for a seven-day period. Subject to the satisfactory completion of this due diligence, ADM will announce whether the potential offer will proceed or the agreement will be terminated. The announcement will occur prior to the completion of ADM’s first-quarter earnings call, which has been rescheduled to begin May 1, 2013, at 5 p.m. Central U.S. Time (May 2, 2013, at 8 a.m. Australian Eastern Standard Time).

Should the potential offer proceed, ADM would announce a takeover bid to GrainCorp shareholders. GrainCorp has advised that such an offer would be unanimously recommended by the GrainCorp board, subject to there being no superior proposal, an independent expert confirming that the offer is fair and reasonable, and the regulatory conditions for the acquisition being satisfied or waived by Dec. 31, 2013.

If the potential offer proceeds, GrainCorp would pay to its shareholders, prior to the completion of the transaction, dividends totaling A$1.00 per share. If the regulatory conditions are not achieved by Oct. 1, 2013, GrainCorp will pay an additional dividend of A3.5 cents per share for each full month between Oct. 1, 2013, and the satisfaction or waiver of the regulatory conditions, subject to GrainCorp being profitable over that period.

The potential offer would imply an aggregate transaction value of A$3.4 billion, including GrainCorp’s net debt. The transaction value reflects the weighted average cost of acquiring the initial 19.8 percent stake in GrainCorp at an average of A$11.24 per share and the outstanding shares of GrainCorp at A$12.20 per share. The transaction is expected to be cash accretive in the first full year and to meet ADM’s key financial objectives. Following successful completion of the due diligence process, ADM would provide additional details.

The offer would be subject to the conditions set out in the takeover bid implementation deed, viewable at www.adm.com, which include that ADM receives minimum acceptances of 50.1 percent. ADM presently owns 19.8 percent of GrainCorp’s shares.

Barclays and Citi are acting as financial advisors. Corrs Chambers Westgarth and Cravath, Swaine & Moore LLP are acting as legal advisors.

Forward-Looking Information

This news release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including, without limitation, with respect to any potential acquisition by ADM of all or any portion of GrainCorp. There can be no certainty that any discussions will result in a transaction or the entry into a definitive agreement. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Other risks are described in detail in the ADM Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012, as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to ADM, and ADM assumes no obligation to update any such forward-looking statements.

Cautionary Statement

The potential offer described herein has not yet been announced or commenced, and this material is neither an offer to purchase nor a solicitation of an offer to sell shares of GrainCorp. If the offer described herein is announced or commenced, ADM will in due course file a Bidder’s Statement and GrainCorp will file a Target’s Statement with the Australian Securities Exchange (the “ASX”).

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve vital needs. Today, 30,000 ADM employees around the globe convert oilseeds, corn, wheat and cocoa into products for food, animal feed, industrial and energy uses. With more than 265 processing plants, 460 crop procurement facilities, and the world’s premier crop transportation network, ADM helps connect the harvest to the home in more than 140 countries. For more information about ADM and its products, visit www.adm.com.

About GrainCorp

GrainCorp is Australia’s leading agribusiness, with integrated “end-to-end” grain handling and processing infrastructure in Australia and overseas. By connecting local and global consumers to grain growers, GrainCorp plays an important role in the grain supply chain for the supply of wheat and flour, barley and malt and canola and edible oils. The company:

•	Handles ~75 percent of eastern Australia's annual grain production through direct receivals at either country sites or port terminals;
•	Handles ~90 percent of eastern Australia's bulk grain exports;
•
Markets ~35 percent of eastern Australia's grain to overseas consumers and 25 percent to domestic consumers, and has a growing international grain marketing platform with a presence in the UK, Europe, Canada and Asia;

•	Produces ~35 percent of Australia's malt and is the world's 4th largest commercial maltster with international operations in Canada, the USA, the UK and Germany;
•	Produces ~40 percent of Australia's crude canola oil and refined edible oils, and is a leading edible oil refiner in New Zealand;
•	Imports and exports ~40 percent of Australasia's edible oil through 12 bulk liquid terminals;
•	Produces ~35 percent of Australia's flour (through 60 percent interest in Allied Mills).

Archer Daniels Midland Company

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Ruth Ann Wisener
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